Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Tyler P. Schuessler
Vice President,
Organizational Development and
Investor Relations
(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS RECORD 2nd QUARTER SALES
2nd Quarter Earnings Significantly Higher Than Last Year

GREENWICH, CT, USA, August 3, 2012: Blyth, Inc. (NYSE: BTH), a direct to consumer company and leading designer and marketer of candles, accessories for the home, and health and wellness products, today reported earnings for the second quarter.  Net Sales for the three months ended June 30, 2012 increased 70% to $324.8 million versus $191.5 million for the comparable prior year period primarily due to significant year-over-year sales growth at ViSalus™.  ViSalus is a lifestyle company that markets health and wellness products such as weight management products, nutritional supplements and energy drinks through the Body by Vi™ 90 Day Challenge using a network marketing model of direct selling.  International sales for Blyth represented 20% of second quarter sales this year compared to 39% last year, driven by ViSalus’ strong domestic sales growth.

Operating Profit for the second quarter was $19.0 million this year versus a loss of $0.8 million last year and includes a pre-tax ViSalus equity incentive charge of $9.6 million this year and $6.0 million last year.  The Company also incurred pre-tax restructuring charges of $0.2 million for PartyLite this year.  Excluding the impact of these charges, operating profit would have been $28.9 million this year versus $5.3 million last year.  The increase in operating profit is principally due to the growth in ViSalus.

Commenting on the Company’s financial results, Robert B. Goergen, Blyth’s Chairman of the Board and CEO, said, “ViSalus continued its dramatic growth in the second quarter during the seasonally-important springtime for our weight management business as consumers get ready for outdoor/summer season.  The Body by Vi 90 Day Challenge and our shake mix that tastes like a cake mix continue to be a winning formula for people seeking to improve their health through weight management and better fitness.”

Mr. Goergen also stated, “At PartyLite, we continue to be encouraged by the results of new programs such as Move Up, designed to support leadership growth in the U.S., as well as strong growth in online sales despite an overall sales decline versus last year’s second quarter.  In Europe, negative consumer sentiment is concerning and clearly appears to have impacted consumer purchases of discretionary products, including PartyLite’s.  That said, management is very focused on programs that will support our consultants and leaders during the fourth quarter, which is PartyLite’s most important selling season.”

Net Earnings for the second quarter were $8.0 million compared to a loss of $5.2 million for the prior year.  Diluted earnings per share for the second quarter were $0.46 this year compared to a loss of $0.31 last year.  The Company recorded an after-tax loss from discontinued operations of Midwest-CBK and Boca Java of $4.7 million, or $0.28 per share, during the second quarter last year.  Normalized earnings per share before the aforementioned ViSalus’ equity incentive charges, PartyLite restructuring and discontinued operations were $0.72 this year versus $0.07 in last year’s comparable quarter.  All earnings per share reflect the Company’s two-for-one stock split effective June 15, 2012.

The summary reconciliation of unaudited Generally Accepted Accounting Principles (GAAP) earnings and earnings per share to Non-GAAP earnings and earnings per share presented in the attached table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.  In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance.  Management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods.

Second Quarter Segment Performance

In the Direct Selling segment, second quarter net sales increased 98% to $278.3 million versus $140.9 million for the same period last year due to significant sales growth at ViSalus.

Sales at ViSalus were $190.4 million in this year’s second quarter versus $40.6 million for the same period last year.  ViSalus had over 114,000 independent Promoters at the end of the second quarter versus over 28,000 for the same period last year.

Total PartyLite sales for the second quarter declined 13% to $86.8 million from $100.1 million last year.  PartyLite’s European sales declined 6% in local currency, translating into a decline of 16% in U.S. dollars during the quarter as booking shows was challenging in the current economic environment throughout Europe.  PartyLite’s European active independent sales Consultants total over 26,000 this year versus over 28,000 last year.  PartyLite’s U.S. sales declined 11% versus the prior year period. Active U.S. independent sales Consultants total over 13,000 in the U.S. this year versus over 14,000 last year.  In PartyLite Canada, sales declined 10% in local currency, which translated into a decline of 14% in U.S. dollars during the quarter, with active independent sales Consultants totaling approximately 4,000 both this year and last year.

Second quarter operating profit in the Direct Selling segment was $20.7 million versus $1.2 million in the same period last year. Excluding the aforementioned $9.6 million ViSalus equity incentive charge this year and $6.0 million last year, as well as the PartyLite restructuring charge of $0.2 million this year, the segment’s second quarter operating profit would have been $30.5 million this year versus $7.2 million last year.  Strong sales and profit growth at ViSalus more than offset lower sales and profits at PartyLite versus last year.

In the Catalog & Internet segment, second quarter net sales were $31.2 million versus $33.8 million last year, due to the continued trend of soft sales of general merchandise, partially offset by strong Catalog and Internet sales of health and wellness products.  Second quarter operating loss in this segment was $2.1 million this year versus a loss of $1.4 million last year.

In the Wholesale segment, second quarter net sales were $15.3 million versus $16.9 million last year driven by a decline in foodservice sales.  Second quarter operating profit in the Wholesale segment was $0.4 million this year versus a loss of $0.5 million last year.  The improvement was driven by price advances to offset higher commodity costs and freight surcharges, as well as savings related to cost management programs.

First Half Fiscal Performance

Net Sales for the six months ended June 30, 2012 increased 63% to $607.9 million versus $372.6 million for the comparable prior year period.  Operating Profit for the first six months was $38.6 million this year versus $2.5 million last year and includes a pre-tax ViSalus equity incentive charge of $12.6 million this year and $8.2 million last year.  The Company also incurred pre-tax restructuring charges of $1.4 million for PartyLite this year.  Excluding the impact of these charges, operating profit would have been $52.6 million this year versus $10.8 million last year.

Net Earnings for the six months were $15.5 million compared to a loss of $6.3 million for the prior year.  Diluted earnings per share were $0.90 this year compared to a loss of $0.38 last year.  The Company recorded a loss of $7.1 million, or $0.43 per share, during the first six months last year from discontinued operations of Midwest-CBK and Boca Java.  Normalized earnings per share before ViSalus’ equity incentive charges, PartyLite restructuring and discontinued operations were $1.27 this year versus $0.16 in last year’s comparable period.  Earnings Per Share reflect the Company’s two-for-one stock split effective June 15, 2012.

The sum of the individual and segment amounts may not equal the reported totals for the quarter for Blyth overall due to rounding.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a direct to consumer business focused on direct selling and direct marketing channels.  We design and market home fragrance products and decorative accessories, as well as weight management products, nutritional supplements and energy drink mixes.  These products are sold through Direct Selling from the home party plan method and network marketing. The Company also designs and markets household convenience items and personalized gifts through the catalog/internet channel, as well as tabletop lighting and chafing fuel for the foodservice trade.  The Company manufactures most of its candles and chafing fuel and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite®, Two Sisters Gourmet by PartyLite® and ViSalus Sciences® brands, to consumers in the catalog/internet channel under the As We Change®, Miles Kimball®, Exposures®, Walter Drake® and Easy Comforts®, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite brand.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release and in the Company’s most recently filed Annual Report on Form 10-K.

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BLYTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended June 30,	Ended June 30,	Ended June 30,	Ended June 30,
	2012	2011	2012	2011

Net sales	$324,802	$191,526	$607,947	$372,568
Cost of goods sold	113,895	78,718	213,099	153,900
Gross profit	210,907	112,808	394,848	218,668
Selling	137,959	77,927	260,058	152,302
Administrative and other	44,321	29,613	83,612	55,614
ViSalus equity incentive plan	9,640	6,047	12,561	8,215
Total operating expense	191,920	113,587	356,231	216,131
Operating profit (loss)	18,987	(779)	38,617	2,537

Other expense (income):
Interest expense	1,463	1,570	2,905	3,404
Interest income	(433)	(311)	(877)	(543)
Foreign exchange and other, net	(794)	(90)	(1,397)	798
Total other expense	236	1,169	631	3,659
Earnings (loss) from continuing operations before income taxes and noncontrolling interest	18,751	(1,948)	37,986	(1,122)
Income tax expense (benefit)	7,198	(1,303)	15,240	(1,999)
Earnings (loss) from continuing operations	11,553	(645)	22,746	877
Loss from discontinued operations, net of income tax	-	(2,056)	-	(4,411)
Loss on sale of discontinued operations, net of income tax	-	(2,645)	-	(2,645)
Net earnings (loss)	11,553	(5,346)	22,746	(6,179)
Less: Net earnings (loss) attributable to the noncontrolling interests	3,526	(103)	7,240	87
Net earnings (loss) attributable to Blyth, Inc.	$8,027	$(5,243)	$15,506	$(6,266)

Basic:
Net earnings (loss) from continuing operations	$0.46	$(0.03)	$0.90	$0.05
Net loss from discontinued operations	-	(0.29)	-	(0.43)
Net earnings (loss) attributable to Blyth, Inc.	$0.46	$(0.32)	$0.90	$(0.38)
Weighted average number of shares outstanding	17,288	16,578	17,209	16,555

Diluted:
Net earnings (loss) from continuing operations	$0.46	$(0.03)	$0.90	$0.05
Net loss from discontinued operations	-	(0.28)	-	(0.43)
Net earnings (loss) attributable to Blyth, Inc.	$0.46	$(0.31)	$0.90	$(0.38)
Weighted average number of shares outstanding	17,348	16,677	17,298	16,656

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

			June 30, 2012	June 30, 2011
Assets
Cash and Cash Equivalents			$166,654	$208,135
Short Term Investments			39,336	900
Accounts Receivable, Net			12,091	17,070
Inventories			123,127	102,345
Property, Plant & Equipment, Net			88,588	90,025
Other Assets			95,614	79,567
			$525,410	$498,042

Liabilities and Stockholders' Equity
Bank and Other Debt			$6,663	$8,717
Bond Debt			92,398	99,949
Other Liabilities			308,987	154,929
Equity			117,362	234,447
			$525,410	$498,042

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss)Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	June 30, 2012		June 30, 2011
	Dollars	Diluted EPS	Dollars	Diluted EPS

Non-GAAP normalized earnings	$12,489	$0.72	$1,224	$0.07

Non-GAAP Adjustments:

ViSalus Equity Incentive Plan	(4,312)	(0.25)	(1,766)	(0.11)

Restructuring charges (1)	(150)	(0.01)	-	-

Net loss from discontinued operations, net of income tax	-	-	(4,701)	(0.28)

GAAP Net earnings (loss) attributable to Blyth, Inc.	$8,027	$0.46	$(5,243)	$(0.31)

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

(1) Restructuring charges represent costs associated with the realignment of the North American distribution center.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss)Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Six Months Ended		Six Months Ended
	June 30, 2012		June 30, 2011
	Dollars	Diluted EPS	Dollars	Diluted EPS

Non-GAAP normalized earnings	$21,933	$1.27	$2,678	$0.16

Non-GAAP Adjustments:

ViSalus Equity Incentive Plan	(5,534)	(0.32)	(1,888)	(0.11)

Restructuring charges (1)	(892)	(0.05)	-	-

Net loss from discontinued operations, net of income tax	-	-	(7,056)	(0.43)

GAAP Net earnings (loss) attributable to Blyth, Inc.	$15,506	$0.90	$(6,266)	$(0.38)

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

(1) Restructuring charges represent costs associated with the realignment of the North American distribution center.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.